Exhibit 10.1
EMPLOYMENT AGREEMENT
(Alessandro Annoscia)

EMPLOYMENT AGREEMENT
(Alessandro Annoscia)

This EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of the 1st day of July, 2011 (the “Effective Date”) by and between ALESSANDRO ANNOSCIA, an individual (“Employee”) and MEDIANET GROUP TECHNOLOGIES, INC., a Nevada corporation (“MediaNet” or the “Corporation”); with reference to the following recitals:

WHEREAS, the Company desires to employ the Employee as its Chief Operating Officer (COO)  and to utilize his management services as indicated herein, and the Employee has agreed to provide such management services to the Company; and

WHEREAS, the Employee desires to accept the Company’s offer of employment.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of Employee and MediaNet hereby agree as follows:

1.           Employment.  MediaNet hereby employs Employee and hereby affirms the employment of Employee as the Chief Operating Officer of MediaNet and Employee hereby affirms, renews and accepts such employment, for the “Term” (as defined in Section 3 below), upon the terms and conditions set forth herein.

2.           Duties.  During the Term, Employee shall serve MediaNet faithfully, diligently and to the best of his ability, under the direction of the CEO and the Board of Directors of MediaNet.  Employee shall render such services during the Term at the Corporation’s principal place of business, as MediaNet may from time to time reasonably require of him, and shall devote that portion of his business time as defined in Section 5 below to the performance thereof.  Employee shall have those duties and powers as generally pertain to the respective office, subject to the control of the CEO and the Board of Directors of MediaNet.  The precise services and duties that Employee is obligated to perform hereunder are defined in the COO roles and functions description attached hereto as Annex A and may from time to time be changed, amended, extended or curtailed by the Board of Directors of MediaNet.

3.           Term.  The “Term” of this Agreement shall commence on the Effective Date and continue thereafter for a term of four (4) years, as may be extended or earlier terminated pursuant to the terms and conditions of this Agreement.  The Term of this Agreement shall automatically renew for successive one (1) year periods unless, within sixty (60) days of the expiration of the then existing Term, MediaNet or Employee provides written notice to the other party that it elects not to renew the Term.  Upon delivery of such notice, this Agreement shall continue until expiration of the Term, whereupon this Agreement shall terminate. The first six months of the employment shall be treated as a trial period with a one week termination notice for each party and no obligation for MediaNet to pay any severance or execute stock options in any case.

4.           Compensation.

4.1           Salary.  MediaNet shall pay to Employee a total minimum annual salary of One Hundred and Eighty Thousand Dollars ($180,000) (the “Minimum Salary”), payable in equal installments at the end of such regular payroll accounting periods as are established by the Corporation, or in such other installments upon which the parties hereto shall mutually agree.  The Minimum Salary shall be paid to Employee by the Corporation, subject to the terms set out below.  In addition, MediaNet may pay additional salary from time to time, and award bonuses in cash, stock or stock options or other property and services, as MediaNet may determine in its sole discretion or pursuant to separate agreements with Employee. The Employee is hereby granted the options set forth on the Non-Qualified Stock Option Agreement attached hereto as Annex B.

4.2           Expense Reimbursement.  MediaNet shall reimburse Employee for reasonable and necessary expenses incurred by him on behalf of MediaNet in the performance of his duties hereunder during the Term, provided that such expenses are adequately documented in accordance with MediaNet’s then customary policies.

5.           Exclusivity.  During the Term, the Employee shall devote his full time and attention to the business and affairs of the Corporation, shall faithfully serve the Corporation, and shall in all material respects conform to and comply with the lawful and reasonable directions and instructions given to him by the Board, consistent with Section 2 hereof. During the Term, the Executive shall use his best efforts to promote and serve the interests of the Company and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit.

6.           Indemnification.

6.1           Third Party Actions.  MediaNet hereby indemnifies Employee in the event that Employee is a party, or is threatened to be made a party, to any proceeding (other than an proceeding by or in the right of any MediaNet to procure a judgment in  MediaNet’s favor) by reason of Employee’s status as an officer, director, agent or employee of MediaNet, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with such proceeding if Employee acted in good faith and in a manner that Employee reasonably believed to be in MediaNet’s best interests and, in the case of a criminal proceeding, Employee had no reasonable cause to believe Employee’s conduct was unlawful.  The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create any presumption that (a) Employee did not act in good faith or in a manner which Employee reasonably believed to be in MediaNet’s best interests or (b) Employee had no reasonable cause to believe that Employee’s conduct was unlawful.

6.2           Successful Defense by Employee.  To the extent that Employee has been successful on the merits in defense of any proceeding referred to in Sections 6.1, or in defense of any claim, issue, or matter therein, MediaNet shall indemnify Employee against expenses actually and reasonably incurred by Employee in connection therewith.

6.3           Advances.  Expenses incurred in defending any proceeding shall be advanced by the Company before the final disposition of such proceeding upon receipt of an undertaking by or on behalf of Employee to repay such amounts if it shall be determined ultimately that Employee is not entitled to be indemnified as authorized in this Section 7.

6.4           Other Contractual Rights.  The indemnification provided by this Section 6 shall be deemed cumulative, and not exclusive, of any other rights to which Employee may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.  Nothing in this section shall affect any right to indemnification to which Employee may be entitled by contract or otherwise.

6.5           Insurance.  To the extent available at commercially reasonable rates and limits, MediaNet shall collectively purchase and maintain insurance on behalf of Employee insuring against any liability asserted against or incurred by Employee in any capacity or arising out of Employee’s status as such, whether or not MediaNet has the power to indemnify Employee against that liability under the provisions of this Section 6.

6.6           Survival.  The rights provided by this Section 6 shall survive the expiration or earlier termination of this Agreement pursuant hereto and shall inure to the benefit of Employee’ heirs, executors, and administrators.

6.7           Amendment.  Any amendment, repeal, or modification of MediaNet's articles or bylaws shall not adversely affect Employee’s right or protection existing at the time of such amendment, repeal, or modification.

6.8           Settlements.  MediaNet shall not be liable to indemnify Employee under this Section 6 for (i) any amounts paid in settlement of any action or claim effected without MediaNet’s written consent, which consent shall not be unreasonably withheld, or (ii) any judicial award, if MediaNet was not given a reasonable and timely opportunity to participate, at MediaNet’s expense, in the defense of such action.

6.9           Subrogation.  In the event of payment under this Section 6, MediaNet shall be subrogated to the extent of such payment to all Employee’s rights of recovery; and Employee shall execute all papers required and shall do everything necessary or appropriate to secure such rights, including the execution of any documents necessary or appropriate to MediaNet effectively bringing suit to enforce such rights.

6.10         No Duplication Of Payments.  MediaNet shall not be liable under this Section 6 to make any payment in connection with any claim made against Employee to the extent Employee has otherwise actually received payment, whether under a policy of insurance, agreement, vote, or otherwise, of any amount which is otherwise subject to indemnification under this Section 6.

6.11         Proceedings And Expenses. For the purposes of this Section 6, “proceeding” means any threatened, pending, or completed action or proceeding, whether civil, criminal, administrative, or investigative; and “expenses” includes, without limitation, attorney fees and any expenses of establishing a right to indemnification under this Section 6.

7.           Confidential Information/ Inventions.

7.1           Employee shall not, in any manner, for any reasons, either directly or indirectly, divulge or communicate to any person, firm or corporation, any confidential information concerning any matters not generally known in MediaNet's industry or otherwise made public by MediaNet which affects or relates to MediaNet's business, finances, marketing and/ or operations, research, development, inventions, products, designs, plans, procedures, or other data (collectively, “Confidential Information”) except in the ordinary course of business or as required by applicable law.  Without regard to whether any item of Confidential Information is deemed or considered confidential, material, or important, the parties hereto stipulate that as between them, to the extent such item is not generally known in the MediaNet's industry, such item is important, material, and confidential and affects the successful conduct of MediaNet’s business and good will, and that any breach of the terms of this Section 7.1 shall be a material and incurable breach of this Agreement.

7.2           Employee further agrees that all documents and materials furnished to Employee by MediaNet and relating to MediaNet’s business or prospective business are and shall remain the exclusive property of MediaNet as the case may be.  Employee shall deliver all such documents and materials to MediaNet upon demand therefore and in any event upon expiration or earlier termination of this Agreement.  Any payment of sums due and owing to Employee by MediaNet upon such expiration or earlier termination shall be conditioned upon returning all such documents and materials, and Employee expressly authorizes MediaNet to withhold any payments due and owing pending return of such documents and materials.

7.3           All ideas, inventions, and other developments or improvements conceived or reduced to practice by Employee, alone or with others, during the term of this Agreement, whether or not during working hours, that are within the scope of the business of MediaNet or that relate to or result from any of MediaNet's work or projects or the services provided by Employee to MediaNet pursuant to this Agreement, shall be the exclusive property of MediaNet.  Employee agrees to assist MediaNet during the term, at MediaNet’s expense, to obtain patents and copyrights on any such ideas, inventions, writings, and other developments, and agrees to execute all documents necessary to obtain such patents and copyrights in the name of MediaNet.

8.           Covenant Not to Compete.  During the term of this Agreement, Employee shall not engage in any of the following competitive activities: (a) engaging directly or indirectly in any business or activity substantially similar to any business or activity engaged in by  MediaNet as of the date of this Agreement; (b) soliciting or taking away any employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor of MediaNet, or attempting to so solicit or take away; (c) interfering with any contractual or other relationship between MediaNet and any employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor; or (d) using, for the benefit of any person or entity other than MediaNet, any Confidential Information of MediaNet.  The foregoing covenant prohibiting competitive activities shall survive the termination of this Agreement and shall extend, and shall remain enforceable against Employee, for the period of two (2) years following the date this Agreement is terminated.  In addition, during the two-year period following such expiration or earlier termination, Employee shall not make or permit the making of any negative statement of any kind concerning MediaNet.

9.           Survival.  Employee agrees that the provisions of Sections 7 and 8 shall survive expiration or earlier termination of this Agreement for any reasons, whether voluntary or involuntary, with or without cause, and shall remain in full force and effect thereafter.

10.         Injunctive Relief.  Employee acknowledges and agrees that the covenants and obligations of Employee set forth in Sections 7 and 8 with respect to non-competition, non-solicitation, confidentiality and the MediaNet's property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause MediaNet irreparable injury for which adequate remedies are not available at law.  Therefore, Employee agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Employee from committing any violation of the covenants and obligations referred to in this Section 10.  These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have at law or in equity.

11.         Termination

11.1         Termination by Employee.  Employee may terminate this Agreement without cause at any time and for any reason upon ninety (90) days’ notice to MediaNet.  For purposes of this Agreement, the term “cause” for termination by Employee shall be (a) a material breach by MediaNet of any material covenant or obligation hereunder; or (b) the voluntary or involuntary dissolution of MediaNet.  The written notice given hereunder by Employee to MediaNet shall specify in reasonable detail the cause for termination, and, in the case of the cause described in (a) above, such termination notice shall not be effective until ninety (90) days after MediaNet’s receipt of such notice, during which time MediaNet shall have the right to respond to Employee’s notice and cure the breach or other event giving rise to the termination.

11.2         Termination by MediaNet.  MediaNet may terminate its employment of Employee under this Agreement without cause at any time and for any reason upon ninety (90) days’ notice to Employee.  MediaNet may terminate its employment of Employee under this Agreement for cause at any time by written notice to Employee.  For purposes of this Agreement, the term “cause” for termination by MediaNet shall be (a) a conviction of or plea of guilty or nolo contendere by Employee to a felony; (b) the consistent refusal by Employee to perform his material duties and obligations hereunder; or (c) Employee’s willful and intentional misconduct in the performance of his material duties and obligations as set forth from time to time in the employee manual.  The written notice given hereunder by MediaNet to Employee shall specify in reasonable detail the cause for termination.  In the case of a termination for the cause described in (a) above, such termination shall be effective upon receipt of the written notice.  In the case of the causes described in (b) and (c) above, such termination notice shall not be effective until ninety (90) days after Employee’s receipt of such notice, during which time Employee shall have the right to respond to  MediaNet's notice and cure the breach or other event giving rise to the termination.

11.3         Severance.  Upon a termination of this Agreement without cause by Employee or with cause by MediaNet, MediaNet shall immediately pay to Employee all accrued and unpaid compensation as of the date of such termination.  Upon a termination of this Agreement with cause by Employee or without cause by MediaNet, MediaNet shall immediately pay to Employee all accrued and unpaid compensation as of the date of such termination plus the Severance Payment. The accrued compensation due and payable at termination shall bear interest at the lesser of eight percent (8%) per annum or the maximum rate permitted by law until such amounts are paid in full. The “Severance Payment” shall equal the total amount of salary payable to Employee under Section 4.1 of this Agreement from the date of such termination until six months after termination payable in equal installments at the end of such regular payroll accounting periods as are established by the Corporation, or in such other installments upon which the parties hereto shall mutually agree.  Notwithstanding anything in this Agreement to the contrary, the Severance Payments are expressly conditioned upon Executive’s delivery of the general release of claims reasonably satisfactory to the Company, provided that no payment shall be made unless and until Executive executes, delivers and does not revoke such release (all before the 60th calendar day after termination of employment) and, subject to Section 11, the Severance Payment shall be made on the 60th day following such event.  Each installment of the payment and benefits provided under this Section 3.2 shall be treated as a separate payment for purposes of Section 409A. Any unvested stock options then held by the Executive will vest immediately and options held by the Executive, or his estate, will remain exercisable for three (3) years from the date of the Executive’s death or termination due to Disability, but in no event later than the expiration date of the option.

11.4         Section 409A Specified Employee.  Notwithstanding anything to the contrary contained herein, if, on the date of termination, the Executive is a “specified employee” for purposes of Section 409A of the Internal Revenue Code (the “Code”) and regulations and other interpretive guidance issued thereunder (“Section 409A”), then any payment or the provision of any benefit payable under this Section 3.2 that constitutes non-qualified deferred compensation subject to (and not exempt from) Section 409A shall be delayed until the earlier of (A) the business day following the six-month anniversary of the date of the Executive’s separation from service and (B) the Executive’s death (the “Delay Period”), with the first (1st) payment equaling the total of all payment that would have been paid during the Delay Period but for the application of Section 409A to such payments.  For purposes of this Agreement, the Executive’s employment with the Company shall be considered to have terminated when the Executive incurs a “separation from service” with the Company within the meaning of Section 409A and applicable administrative guidance issued thereunder.

12.         Termination Upon Death.  If Employee dies during the term of this Agreement, this Agreement shall terminate, except that Employee’s legal representatives shall be entitled to receive any earned but unpaid compensation due hereunder. Any unvested stock options then held by the Executive will vest immediately and options held by the Executive, or his estate, will remain exercisable for three (3) years from the date of the Executive’s death or termination due to Disability, but in no event later than the expiration date of the option.

13.         Termination Upon Disability.  If, during the term of this Agreement, Employee suffers and continues to suffer from a “Disability” (as defined below), then  MediaNet may terminate this Agreement by delivering to Employee sixty (60) calendar days prior written notice of termination based on such Disability, setting forth with specificity the nature of such Disability and the determination of Disability by MediaNet.  For the purposes of this Agreement, “Disability” means Employee’s inability, with reasonable accommodation, to substantially perform Employee’s duties, services and obligations under this Agreement due to physical or mental illness or other disability for a continuous, uninterrupted period of ninety (90) calendar days. Any unvested stock options then held by the Executive will vest immediately and options held by the Executive, or his estate, will remain exercisable for three (3) years from the date of the Executive’s death or termination due to Disability, but in no event later than the expiration date of the option.

14.         Personnel Policies, Conditions, And Benefits.  Except as otherwise provided herein, Employee’s employment shall be subject to the personnel policies and benefit plans which apply generally to MediaNet's employees as the same may be interpreted, adopted, revised or deleted from time to time, during the term of this Agreement, by  MediaNet in its sole discretion.  During the term hereof, Employee shall receive the following:

14.1         Vacation.  Employee shall be entitled to vacation during each year of the term at the rate of six (6) weeks per year; provided that no vacation shall accrue from year to year during the term.

15.         Beneficiaries of Agreement.  This Agreement shall inure to the benefit of MediaNet and any affiliates, successors, assigns, parent corporations, subsidiaries, and/or purchasers of MediaNet as they now or shall exist while this Agreement is in effect.

16.         No Waiver.  No failure by either party to declare a default based on any breach by the other party of any obligation under this Agreement, or failure of such party to act quickly with regard thereto, shall be considered to be a waiver of any such obligation, or of any future breach.

17.         Modification.  No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the parties to be charged therewith.

18.         Choice Of Law/Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to any conflict-of-laws principles.   MediaNet and Employee hereby consent to personal jurisdiction before all courts in the Palm Beach County, State of Florida, and hereby acknowledge and agree that Palm Beach County, Florida is and shall be the most proper forum to bring a complaint before a court of law.

19.         Entire Agreement.  This Agreement embodies the whole agreement between the parties hereto and there are no inducements, promises, terms, conditions, or obligations made or entered into by MediaNet or Employee other than contained herein.

20.         Severability.  All agreements and covenants contained herein are severable, and in the event any of them, with the exception of those contained in Sections 1 and 4 hereof, shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

21.         Headings.  The headings contained herein are for the convenience of reference and are not to be used in interpreting this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the 7th day of June, 2011.

MEDIANET GROUP TECHNOLOGIES, INC.

MediaNet Group Technologies, Inc.
a Nevada corporation

By
Michael Hansen, CEO

Employee
an Individual

Alessandro Annoscia